Exhibit 99.2

Kosan Presents Results of Second Phase I Trial of KOS-862 (Epothilone D); Data

Demonstrate Tolerability and Preliminary Evidence of Anti-tumor Activity—Phase II

Planned by Year-end 2003

Copenhagen, Denmark – September 23, 2003 — Kosan Biosciences Incorporated (NASDAQ:KOSN) announced today at the ECCO 12 European Cancer Conference in Copenhagen results of a second Phase I clinical trial of KOS-862 (Epothilone D) and confirmed plans to initiate Phase II monotherapy studies of the compound by the end of 2003. KOS-862 is a polyketide that inhibits cancer cells by the same mechanism as paclitaxel, and is effective against paclitaxel-resistant tumors in preclinical models. The study concluded that a dose of KOS-862 100mg/m2 given weekly three out of four weeks was well tolerated and was associated with only mild to moderate toxicity. A total of 10 patients, all of whom had advanced disease and had undergone multiple prior regimens, were treated at the dose and schedule of KOS-862 selected for Phase II studies. Among these patients preliminary evidence of anti-tumor activity included significant tumor shrinkage in a patient with large cell lymphoma and stable disease for over three months in several other cancer types.

The poster, “KOS-862 (Epothilone D): Phase I Dose Escalating and Pharmacokinetic Study in Patients with Advanced Malignancies,” is on view Tuesday, September 23, 2003 in Hall C2-C3 of the Bella Center. The ECCO governing body has also invited an oral presentation of the findings as part of a Poster Workshop session on Phase I/Clinical Pharmacology that afternoon.

The results reported represent the second of three Phase I clinical trials of KOS-862, examining a total of six different schedules in patients with advanced solid tumors. Conducted by Kosan and Roche as part of a global partnership to jointly develop and commercialize KOS-862, the Phase I trials were designed to determine the maximum tolerated dose, toxicity profile, pharmacokinetics and pharmacodynamics of intravenous KOS-862. Results of the first trial were announced at ASCO in June. A third Phase I study that investigates continuous infusion of KOS-862 over 24 to 72 hours is on-going.

In the trial reported today, KOS-862 was administered weekly for three of four weeks (Schedule A, 22 patients), or weekly for two of three weeks (Schedule B, 10 patients). Findings indicate that the recommended dose of 100 mg/m2 is well-tolerated, with toxicities of mild-to-moderate peripheral neuropathy, anemia, dizziness, gastrointestinal symptoms, and fatigue. These effects were amenable to supportive care, non-cumulative and typically resolved within seven days.

Researchers also reported preliminary evidence of anti-tumor activity, including significant tumor shrinkage in two patients with large cell and mediastinal B-cell lymphoma and stable disease for three months or longer in renal, ovarian, non-small cell lung cancer, cholangiocarcinoma and Hodgkin’s lymphoma.

The pharmacokinetics were linear over the dose ranges tested. Pharmacodynamic measurements of tubulin stabilization in peripheral blood cells demonstrated dose-dependent biological activity of KOS-862. As the dose of 100 mg/m2 Schedule A resulted in manageable toxicities and a dose intensity (75 mg/m2) approximately twice that of previously tested schedules, Kosan and Roche have recommended that it be further evaluated in the upcoming Phase II studies.

Kosan and Roche today confirmed that they are planning to initiate Phase II clinical trials to investigate KOS-862 as a single agent in advanced colorectal, breast and lung cancers by the end of 2003.

About Kosan

Kosan Biosciences Incorporated is a biotechnology company that has proprietary genetic engineering technologies to develop drug candidates from polyketides, a rich source of pharmaceuticals. Kosan is currently focused on the creation of new polyketides and the improvement of existing drugs for the treatment of cancer and infectious disease.

This press release contains “forward-looking” statements, including statements related to the development and potential efficacy of KOS 862 (Epothilone D) in the treatment of cancer and the timing of planned Phase II clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.